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                                                                 EXHIBIT 10.23


                             as of January 20, 1996

Mr. Eric Kriss
36 Ivanhoe Street
Newton, MA 02158

         Re:      1996 Agreement

Dear Mr. Kriss:

         Since the Company does not presently have funds with which to increase your base salary for 1996 or to pay you any 1995 bonus without potentially violating prudent guidelines for cash management, and since the Company believes it is in the best interest of its stockholders to retain your services as President and Chief Executive Officer, you and the Company hereby agree as follows:

         1. You hereby agree that you shall remain as President and Chief Executive Officer of the Company until at least January 2, 1998 and that, except as expressly set forth below, you shall not be entitled to any bonus for 1995 or any increase in base salary for 1996 or bonus for 1996.

         2. In consideration of such agreement by you to remain as President and Chief Executive Officer of the Company until January 2, 1998, and as otherwise set forth in paragraph 1 above:

                  (a) The Company will issue to you a promissory note dated as of January 2, 1996, in the principal amount of $75,000, representing the amount due to you in respect of your 1995 bonus, such promissory note to be in the form of the attached Exhibit A. In addition, you and the Company agree that your promissory note dated March 29, 1993, is hereby amended such that the principal amount thereof shall be due and payable on January 2, 1998 (subject to optional prepayment in accordance with the terms of such note).

                  b) The Company will provide to you a contingent incentive (the "Incentive") in lieu of any other 1996 performance bonus or base salary increase, as described in Exhibit B attached hereto; in the event that the Company terminates your employment (for any reason), this Incentive shall remain in force, but in the event of your voluntary departure prior to January 2, 1998 (unless such departure occurs on or after the closing of a sale of, or public offering of securities by, the Company as contemplated in Exhibit B attached hereto), you shall forfeit said Incentive.
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                                      -2-

         Please confirm your agreement with the foregoing by countersigning this letter agreement in the space provided below. This letter agreement will then constitute an amendment to your Employment Agreement and an agreement under seal governed by the internal laws of The Commonwealth of Massachusetts.

                                       Sincerely,

                                       MEDIQUAL SYSTEMS, INC.

                                       By       /s/ William D. Ryan
                                            ---------------------------------
                                                William D. Ryan, Chairman
                                                Thereunto duly authorized

ACCEPTED AND AGREED TO:

ERIC A. KRISS

/s/ Eric Kriss
- -------------------------
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                                                                       EXHIBIT A

                                 PROMISSORY NOTE

$75,000 Principal Amount                                         January 2, 1996


         FOR VALUE RECEIVED, MediQual Systems, Inc. (the "Maker") promises to pay to Eric Kriss (the "Payee") the principal sum of Seventy-five Thousand Dollars ($75,000), with interest on the principal sum from time to time outstanding hereunder from the date hereof until payment in full, at a rate equal to ten percent (10%) per annum. Interest shall be paid quarterly in arrears.

         The entire principal amount of this Note and all accrued and unpaid interest thereon shall be payable upon the earlier to occur of: (i) January 2, 1998, or (ii) the voluntary termination by the Payee of his employment with the Maker, or (iii) the sale of all or substantially all of the assets or more than 50% of the outstanding capital stock of Maker to a third party, irrespective of the form or structure of any such transaction (i.e., whether by sale, merger or otherwise).

         All payments hereunder shall be made at the principal residence or business address of the Payee. Whenever any payment under this Note becomes due on a date that is not a regular business day in The Commonwealth of Massachusetts, the maturity thereof shall be extended to the next succeeding business day and interest shall accrue at the applicable rate during the extension.

         The Maker shall have the right to prepay the unpaid principal amount of this Note in full at any time, or in part from time to time, without premium or penalty, provided that such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the principal so prepaid to the date of prepayment. The Maker waives presentment, notice, protest, and all other demands and notices. The failure of the Payee to exercise his rights, remedies, powers, or privileges hereunder in any instance shall not constitute a waiver thereof or of any other rights, remedies, powers, or privileges in that or any other instance. The Maker shall pay on demand all costs of collection, including all court costs and reasonable attorney's fees, paid or incurred by the Payee in enforcing the terms and provisions of this Note.
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                                      -2-

         THIS NOTE SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (without reference to principles of conflicts or choice of law that would cause application of the internal laws of any other jurisdiction).

         IN WITNESS WHEREOF, the Maker has executed and delivered this Promissory Note on the date first above written.

                                       MEDIQUAL SYSTEMS, INC.

                                       By
                                           -------------------------------
                                            Name:
                                            Thereunto duly authorized
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                                                                       EXHIBIT B

                                    INCENTIVE

         For purposes hereof, a "Transaction" shall be defined to mean (i) a sale to a third party of all or substantially all of the assets, or at least 50% of the outstanding capital stock, of the Company, irrespective of the form or structure of any such sale, i.e., whether by sale, merger or otherwise, or (ii) a public offering of the Company's common stock, in either case consummated on or before January 2, 1998, and "Valuation" shall be defined to mean, in the case of a sale, the purchase price of the assets or capital stock so purchased (subject to adjustment in the case of a sale of the capital stock of the Company as set forth in the immediately succeeding sentence), in whatever combination of cash, securities or other property, and, in the case of a public offering, the product obtained by multiplying (x) the total number of shares of common stock and common stock equivalents (i.e., on a fully-diluted basis) of the Company outstanding immediately after such public offering by (y) the gross offering price to the public of one share of the Company's common stock in such offering, in each case, before any discounts, commissions, redemptions, closing costs, legal fees, broker fees, contingent bonuses, contingent fees, or any other adjustment or reduction. In the event that less than 100% of the outstanding capital stock of the Company is sold to a third party pursuant to a sale Transaction as described in clause (i) of the immediately preceding sentence, Valuation shall be imputed from the fraction of such capital stock so sold, provided that the fraction sold is at least 50% of the outstanding capital stock of the Company.

         The Company shall grant an option (the "Option") to Eric Kriss, issued as of January 20, 1996, to purchase up to 900,000 shares (the "Option Shares") of the Company's Common Stock at an exercise price of $.25 per share, the fair market value of a share of the Company's Common Stock as of the date of grant (such number of shares and per-share exercise price both to be subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, or similar events affecting the Company's Common Stock), subject to the following vesting and cancellation provisions. The Option shall be immediately exercisable, but any unvested Option Shares shall be subject to repurchase by the Company, at its election, for the original exercise price of $.25 per share (such repurchase price to be subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, or similar events affecting the Company's Common Stock). The Option shall be canceled, and the Option Shares shall be entirely unvested, if either (i) no Transaction has been consummated on or before January 2, 1998, or
(ii) the Transaction Valuation does not equal or exceed $15,000,000. For any Transaction Valuation between $15,000,000 and $25,000,000, inclusive, the Option Shares shall vest by the percentage determined by a fraction, the numerator of which shall be the excess of (i) the Valuation over (ii) $15,000,000, and the denominator of which shall be $10,000,000, and the Option shall terminate to the extent of any unvested Option Shares. For any Transaction Valuation exceeding $25,000,000, the Option Shares shall vest 100%. The Option shall have a term commencing on the date of grant and
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                                      -2-

continuing for a period of five years after your rights in all or any portion of the shares issued or issuable under the Option have vested, or until canceled as described above, and shall be evidenced by a separate Common Stock Purchase Option substantially in the form of the attached Exhibit C.

         The Company shall provide a cash bonus (the "Bonus") contingent upon a Transaction occurring on or before January 2, 1998, as follows. If the Transaction Valuation is less than $16,000,000, no Bonus shall be paid. For any Transaction with a Valuation between $16,000,000 and $20,000,000, the Bonus shall be equal to a double Lehman fee (i.e., 5% of the first $2,000,000 of Valuation, 4% of the next $2,000,000, 3% of the next $2,000,000, 2% of the next $2,000,000, and 1% of the amount of Valuation exceeding $8,000,000). For any Transaction with a Valuation between $20,000,001 and $25,000,000, the Bonus shall be equal to a single Lehman fee (i.e., 5% of the first $1,000,000 of Valuation, 4% of the next $1,000,000, 3% of the next $1,000,000, 2% of the next $1,000,000, and 1% of the amount of Valuation exceeding $1,000,000. Notwithstanding the foregoing, for any Transaction with a Valuation exceeding $25,000,000, the Bonus shall be equal to $200,000.

         The Company shall cancel the promissory note issued to it by Eric Kriss, dated March 29, 1993, upon the closing of any Transaction if Valuation exceeds $16,000,000.

         The Company shall transfer to Eric Kriss all of the Company's right, title and interest, in perpetuity, in and to two Windows software programs (the "Programs"), known as "Peer Review" and "Time System", which were developed at the Company from Mr. Kriss's own concepts and ideas after March 1993 for use in connection with internal Company personnel management, and which have not contributed to Company revenue as of this date, provided that the Company shall retain a perpetual license to the Programs as is, at no charge, expressly and solely for use in connection with the Company's own internal management; provided, however, that the transfer of all of the Company's rights to the Programs shall be conditioned upon the closing of a Transaction involving a sale of substantially all of the Company's assets (or at least 50% of its outstanding capital stock) on or before January 2, 1998 and no such transfer shall be effected in the event of a Transaction consisting of a public offering of the Company's Common Stock. The documentation relating to such transfer and license-back shall be in form and substance mutually reasonably acceptable to the Company and Mr. Kriss.